Exhibit 3.10

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

TBG INFORMATION CO. INC.

*  *  *  *  *

TBG INFORMATION CO. INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members filed with the minutes of the board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of TBG INFORMATION CO. INC. be amended by changing the first Article thereof so that, as amended, said Article shall be and read as follows:

1.	The name of the corporation is

“Information Handling Services Inc.”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said TBG Information Co. Inc. has caused this Certificate to be signed by L. Christopher Meyers, its Vice President and attested by Stephen Green, its Assistant Secretary, this 29 day of September, 1989.

TBG INFORMATION CO. INC.

By	/s/ L. Christopher Meyers
L. Christopher Meyers
Vice President